Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:

Andrea K. Tarbox

Vice President and Chief Financial Officer

847-239-8812

FOR IMMEDIATE RELEASE

WEDNESDAY, JULY 28, 2010

KAPSTONE PAPER AND PACKAGING CORPORATION ELECTS
MATTHEW H. PAULL AS DIRECTOR

Northbrook, IL — July 28, 2010 — KapStone Paper and Packaging Corporation (NYSE: KS) (“KapStone”) today announced that on July 28, 2010, the Board of Directors elected Matthew H. Paull as a Director of the Company.  Mr. Paull was elected as a Class C director with a term expiring in 2012.

Mr. Paull, age 59, was Senior Executive Vice President and Chief Financial Officer of McDonald’s Corporation from July 2001 until he retired from that position in January 2008.  He was named to Best Buy Co., Inc., Board of Directors in September 2003 and in June 2010 was elected the Lead Independent Director of the Best Buy Board of Directors.  Mr. Paull also serves as an Advisory Director of Pershing Square Capital and on the Advisory Board of the One Acre Fund, a charity focused on improving the productivity of family farms in Africa.  Previously Mr. Paull served as a board member of the Loyola Ronald McDonald House and as an advisory council member for the Federal Reserve Board of Chicago.  Mr. Paull earned his Bachelor of Arts degree and his Master’s degree in accounting at the University of Illinois.

About the Company

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation is a leading North American producer of unbleached kraft paper products and linerboard.  The Company is the parent company of KapStone Kraft Paper Corporation which includes paper mills in Roanoke Rapids, NC, and North Charleston, SC, a lumber mill in Summerville, SC, and five chipping mills in South Carolina.  The business employs approximately 1600 people.